SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 10, 2010

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2010, Russell D. Hall resigned as Chief Executive Officer and President of Phoenix Footwear Group, Inc. (the “Company”) , effective immediately. Mr. Hall will stay on to assist in the transition through September 24, 2010.

On September 17, 2010 the Board of Directors elected James R. Riedman as President and Chief Executive Officer. Mr. Riedman, age 51, has served on our Board of Directors since 1993 and has been Chairman of our Board of Directors since 1996. He served as our Chief Executive Officer from 1996 to 2004 and as interim Chief Executive Officer from May 2006 to April 2007. Mr. Riedman is also a director of Harris Interactive Inc., a leading market research firm (NASDQ: HPOL). Mr. Riedman will continue under the current employment contract dated August 6, 2008, which was amended September 17, 2010 to reflect his election as President and Chief Executive Officer.

There is no arrangement or understanding between Mr. Riedman and any other person, pursuant to which Mr. Riedman is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Riedman and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Riedman is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release attached hereto as Exhibit 99.1, also announced these officer transitions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued September 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: September 17, 2010	By:	/S/ DENNIS T. NELSON
	Name:	Dennis T. Nelson
	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued September 17, 2010